EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in the Registration Statement No. 333-59997 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 28, 2002, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. for the period ended December 28, 2001.


/s/ Deloitte & Touche LLP


New York, New York
March 28, 2002